Exhibit 99

MAYVILLE ENGINEERING COMPANY ANNOUNCES

FIRST QUARTER 2026 RESULTS

MILWAUKEE, Wis., May 5, 2026 – Mayville Engineering Company (NYSE: MEC) (the “Company” or “MEC”), a leading value-added provider of design, prototyping and manufacturing solutions serving diverse end markets, today announced results for the three-months ended March 31, 2026.

FIRST QUARTER 2026 RESULTS

(All comparisons versus the prior-year period)

●	Net sales of $144.8 million, or +6.8% y/y
●	Net loss of $8.2 million, or ($0.40) per diluted share; Non-GAAP Adjusted Diluted EPS of ($0.15)
●	Adjusted EBITDA of $6.5 million
●	Adjusted EBITDA margin of 4.5% of net sales
●	Quarterly Free Cash Flow of ($6.9) million
●	Ratio of net debt to trailing twelve-month Adjusted EBITDA of 4.4x as of March 31, 2026
●	Secured $50 million in Datacenter & Critical Power project awards

MANAGEMENT COMMENTARY

“We concluded the first quarter with strong momentum, driven by successful project ramp activity in our Datacenter & Critical Power end market," said Jag Reddy, President and Chief Executive Officer. “As anticipated, results reflected headwinds from project launch costs and softer demand across our legacy end markets. Additionally, we experienced improving margin realization late in the quarter as several Datacenter & Critical Power programs transitioned into full production. This progress reinforces our confidence in meaningful profitability improvement as the year progresses."

“Demand within our Datacenter & Critical Power end market remains robust and continues to be the primary growth catalyst for MEC,” Reddy continued. “In the first quarter alone, we secured approximately $50 million of new Datacenter & Critical Power project awards, surpassing the total awards won in this end market during the entire second half of last year. Our qualified opportunity pipeline exceeds $125 million, supported by strong customer quoting activity. We expect this momentum to drive profitable growth as we move through 2026. While conditions in our legacy end markets remain mixed, the strength and trajectory of our Datacenter & Critical Power business provides clear visibility to improved financial performance.”

“Our capital allocation priorities remain clear and disciplined," Reddy concluded. "We are focused on debt reduction and targeted investments in equipment and capacity needed to support accelerating Datacenter & Critical Power end market demand. As profitability and free cash flow strengthen throughout the year, we will look to continue to reduce leverage while investing to scale and diversify our platform, all with the objective of maximizing long-term shareholder value.”

PERFORMANCE SUMMARY

Net sales increased by 6.8% on a year-over-year basis in the first quarter of 2026, primarily due to organic growth in the Datacenter & Critical Power, Construction & Access and Powersports end markets and the impact of the Accu-Fab, which was acquired in the third quarter of 2025. These increased volumes were partially offset by lower demand in the Commercial Vehicle and Military end markets.

Manufacturing margin was $11.0 million in the first quarter of 2026, or 7.6% of net sales, versus $15.3 million, or 11.3% of net sales, in the prior year period. The year-over-year decrease in manufacturing margin was primarily attributable to $1.2 million of project launch costs within the Datacenter & Critical Power end market, non-recurring restructuring costs, and lower capacity utilization due to softer demand primarily within the Commercial Vehicle end market. This decrease was partially offset by higher margin sales contribution from the Accu-Fab acquisition.

Bonuses and deferred compensation expense was $4.8 million in the first quarter of 2026 as compared to $3.3 million in the prior year period. Other selling, general and administrative expenses were $9.2 million in the first quarter of 2026 as compared to $8.7 million for the same prior year period. The increase in other selling, general and administrative expenses primarily reflects incremental SG&A expense associated with the Accu-Fab acquisition.

Interest expense was $3.7 million in the first quarter of 2026, as compared to $1.6 million in the prior year period, due to increased borrowings under the Company’s revolving credit facility associated with the Accu-Fab acquisition.

Net loss for the first quarter of 2026 was $8.2 million, or ($0.40) per diluted share, versus net income of $20 thousand, or $0.00 per diluted share, in the prior year period.

MEC reported Adjusted EBITDA of $6.5 million in the first quarter of 2026, or 4.5% of net sales, versus $12.2 million, or 9.0% of net sales, in the prior year period. The decrease in Adjusted EBITDA is primarily due to lower Commercial Vehicle end market demand and Datacenter & Critical Power project launch costs, partially offset by the benefit of the Accu-Fab acquisition.

First quarter Adjusted Net Loss was $3.1 million, or ($0.15) per diluted share, versus Adjusted Net Income of $2.3 million, or $0.10 per diluted share, in the prior year period. The increase in Adjusted Net Loss reflects lower income from operations, and higher interest expense.

Free cash flow during the first quarter of 2026 was ($6.9) million as compared to $5.4 million in the prior year period. The decrease was primarily driven by lower cash flow from operations and higher capital expenditures related to equipment investments needed to support rapidly accelerating demand in the Datacenter & Critical Power end market.

END MARKET UPDATE

	Three Months Ended
	March 31,
	2026	2025
Commercial Vehicle	$38,775	$50,877
Construction & Access	20,135	19,524
Powersports	23,292	22,250
Datacenter & Critical Power	23,626	4,144
Agriculture	10,346	10,935
Military	5,767	8,487
Other	22,839	19,362
Net Sales	$144,780	$135,579

Commercial Vehicles

MEC is a Tier 1 supplier to many of the country’s top original equipment manufacturers (OEM) of commercial vehicles providing exhaust & aftertreatment, engine components, cooling, fuel and structural systems for both heavy- and medium-duty commercial vehicles.

Net sales to the Commercial Vehicle end market were $38.8 million in the first quarter of 2026, a decrease of 23.8% versus the prior year period. The decrease was attributable to an expected decline in customer demand driven by a 27.2% decrease in North American Class 8 commercial vehicle production compared to the first quarter of 2025.

Construction & Access

MEC manufactures components and sub-assemblies for OEMs within the construction & access market including fenders, hoods, supports, frames, platforms, frame structures, doors and tubular products such as exhaust & aftertreatment, engine components, cooling system components, handrails and full electro-mechanical assemblies.

Net sales to the Construction & Access end market were $20.1 million in the first quarter of 2026, an increase of 3.1% versus the prior year period. The increase in net sales was primarily due to improved non-residential construction demand.

Powersports

MEC manufactures stampings and complex metal assemblies and coatings for OEMs within the all-terrain vehicles (ATV), side-by-sides, utility task vehicles (UTV), marine propulsion, and motorcycle markets. MEC’s powersports expertise includes axle housings, steering columns, swing arms, fenders, suspension components, ATV/UTV racks, cowl assemblies and vehicle frames.

Net sales to the Powersports end market were $23.3 million in the first quarter of 2026, an increase of 4.7% versus the prior year period. The increase in net sales to the Powersports end market was primarily driven by incremental volumes from discrete, short-cycle customer programs, partially offset by continued demand softness among legacy ATV, UTV, and motorcycle OEMs, as well as lower sales within the marine propulsion market.

Datacenter & Critical Power

MEC manufactures precision metal enclosures, racks, frames, and sub-assemblies for OEMs that deliver reliable power distribution, backup energy systems, and intelligent power management solutions in mission-critical datacenter and electrical infrastructure environments.

Net sales to the Datacenter & Critical Power end market were $23.6 million in the first quarter of 2026, an increase of 470.2% versus the prior year period. The increase in sales reflects accelerating demand from legacy customers and revenues associated with the Accu-Fab acquisition. Organic net sales growth in this end market was 71.3% in the first quarter of 2026, when compared to the first quarter of 2025.

Agriculture

MEC is an integral partner in the supply chain of the world’s leading agriculture OEMs manufacturing components and sub-assemblies including fenders, hoods, supports, frames, platforms, frame structures, doors, and tubular products such as exhaust, engine components, cooling system components, handrails and full electro-mechanical assemblies.

Net sales to the Agriculture end market were $10.3 million in the first quarter of 2026, a decrease of 5.4% versus the prior year period. The decrease in net sales in the Agriculture end market reflect continued demand softness for large agricultural equipment, partially offset by improved small agriculture demand.

Military

MEC holds the International Traffic in Arms Regulations (ITAR) certification and produces components for the United States military. Products include exhaust, engine components, cooling, fuel, suspension, structural systems, and chemical agent resistant coating (CARC) painting capabilities.

Net sales to the Military end market were $5.8 million in the first quarter of 2026, a decrease of 32.0% versus the prior year period. The decrease in net sales compared to the prior year was due to program transition delays.

Other

MEC also produces a wide variety of components and assemblies for customers in the industrial equipment & fixtures, consumer tools, mining, forestry, automotive, and medical markets.

Net sales to Other end markets for the first quarter of 2026 were $22.8 million, an increase of 18.0% versus the prior year period. The increase in net sales compared to the prior year period was associated with the Accu-Fab acquisition.

BALANCE SHEET UPDATE

As of March 31, 2026, MEC had net debt outstanding of $219.2 million and total cash and availability on its senior secured revolving credit facility of $261.4 million, with $42.2 million of availability after taking into account for the Company’s debt covenants under the revolving credit facility. At the end of the first quarter, the ratio of net debt to trailing twelve-month Adjusted EBITDA was 4.4x, as calculated pursuant to the terms of the Company’s current Credit Agreement.

FINANCIAL GUIDANCE

Today, the Company is providing financial guidance for the second quarter of 2026 and refining its financial guidance for the full-year by raising the low end of previously announced full-year guidance on March 3, 2026 in connection with the Company’s announcement of its full-year fiscal results. The Company is maintaining the high end of the range for full-year guidance. All guidance is current as of the time provided and is subject to change.

	Q2 2025	Q2 2026 Forecast
(in Millions)	Actual	Low	Mid	High
Net Sales	$132.3	$145	$150	$155
Adjusted EBITDA	$13.7	$10	$11.5	$13

Second quarter 2026 sales guidance reflects continued demand softness across legacy end markets, partly offset by ramping revenues on Datacenter & Critical Power projects. Adjusted EBITDA guidance for the quarter also incorporates ongoing project launch costs within the Datacenter & Critical Power end market. Free cash flow for the second quarter of 2026 is expected to reflect incremental working capital investment to support the Datacenter & Critical Power ramp up and planned capital expenditures of $6 million to $8 million.

	FY 2025	FY 2026 Forecast
(in Millions)	Actual	Low	Mid	High
Net Sales	$546.5	$590	$605	$620
Adjusted EBITDA	$47.1	$52	$56	$60
Free Cash Flow	$26.9	$25	$30	$35

The Company’s full-year 2026 guidance assumes a full year of Accu-Fab ownership, $50 million to $60 million of incremental cross-selling revenue, and improvement in legacy end market demand, primarily in the second half of the year. Guidance for the year also incorporates Datacenter & Critical Power launch costs associated with awarded programs. Free Cash Flow guidance reflects working capital efficiencies and planned capital expenditures of between $15 and $20 million.

FIRST QUARTER 2026 RESULTS CONFERENCE CALL

The Company will host a conference call on Wednesday, May 6, 2026 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).

For a live webcast of the conference call and to access the accompanying investor presentation, please visit www.mecinc.com and click on the link to the live webcast on the Investors page.

For telephone access to the conference, call (833) 461-5787 and please use the Access Code: 119453383.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that reflect plans, estimates and beliefs. Such statements involve risk and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements as a result of various factors. Important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements include, but are not limited to: macroeconomic conditions, including inflation, elevated interest rates, labor availability, material cost pressures trade policy uncertainty and inconsistent demand, have had, and may continue to have, a negative impact on our business, financial condition, cash flows and results of operations (including future uncertain impacts); risks relating to developments in the industries in which our customers operate; risks related to scheduling production accurately and maximizing efficiency; our ability to realize net sales represented by our awarded business; failure to compete successfully in our markets; our ability to maintain our manufacturing, engineering and technological expertise; the loss of any of our large customers or the loss of their respective market shares; risks related to entering new markets; our ability to recruit and retain our key executive officers, managers and trade-skilled personnel; macroeconomic conditions impacting datacenter & critical power end market demand; volatility in the prices or availability of raw materials critical to our business; manufacturing risks, including delays and technical problems, issues with third-party suppliers, environmental risks and applicable statutory and regulatory requirements; our ability to successfully identify or integrate acquisitions; geopolitical and economic developments, including foreign trade relations and associated tariffs; our ability to develop new and innovative processes and gain customer acceptance of such processes; risks related to our information technology systems and infrastructure; results of legal disputes, including product liability, intellectual property infringement and other claims; risks associated with our capital-intensive industry; risks related to our employee stock ownership plan’s treatment as a tax-qualified retirement plan; our ability to satisfy our current obligations under existing indebtedness and other factors described in “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2025, as such may be amended or supplemented in our subsequently filed Quarterly Reports on Form 10-Q. This discussion should be read in conjunction with our audited consolidated financial statements included in the Company’s previously filed Annual Report on Form 10-K for the year ended December 31, 2025. We undertake no obligation to update or revise any forward-looking statements after the date on which any such statement is made, whether as a result of new information, future events or otherwise, except as required by federal securities laws.

ABOUT MAYVILLE ENGINEERING COMPANY

Founded in 1945, MEC is a leading U.S.-based, vertically-integrated, value-added manufacturing partner providing a full suite of manufacturing solutions from concept to production, including design, prototyping and tooling, fabrication, aluminum extrusion, coating, assembly and aftermarket components. Our customers operate in diverse end markets, including heavy- and medium-duty commercial vehicles, construction & access equipment, powersports, datacenter & critical power, agriculture, military and other end markets. Along with process engineering and development services, MEC maintains an extensive manufacturing infrastructure with 27 facilities, of which 22 are in use, across nine states. These facilities make it possible to offer conventional and CNC (computer numerical control) stamping, shearing, fiber laser cutting, forming, drilling, tapping, grinding, tube bending, machining, welding, assembly, and logistic services. MEC also possesses a broad range of finishing capabilities including shot blasting, e-coating, powder coating, wet spray and military grade chemical agent resistant coating (CARC) painting. For more information, please visit www.mecinc.com.

NON-GAAP FINANCIAL MEASURES

This press release contains financial information calculated in a manner other than in accordance with U.S. generally accepted accounting principles (“GAAP”).

The non-GAAP measures used in this press release are EBITDA, EBITDA Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income (Loss), Adjusted Diluted EPS and Free Cash Flow.

EBITDA represents net income (loss) before interest expense, provision (benefit) for income taxes, depreciation, and amortization. EBITDA Margin represents EBITDA as a percentage of net sales for each period. Adjusted EBITDA represents EBITDA before stock-based compensation expense, loss on extinguishment of debt, restructuring and impairment costs. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of net sales for each period. Adjusted Net Income (Loss) and Adjusted Diluted EPS represent net income (loss) before the aforementioned Adjusted EBITDA addback items and acquisition related amortization of intangible assets, which do not reflect our core operating performance. Free Cash Flow represents net cash provided by, or used in, operating activities, less cash flows used in the purchase of property, plant and equipment. We present Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income (Loss), Adjusted Diluted EPS and Free Cash Flow as management uses these measures as key performance indicators, and we believe they are measures frequently used by securities analysts, investors and other parties to evaluate companies in our industry. These metrics are supplemental measures of our operating performance that are neither required by, nor presented in accordance with, GAAP. These measures should not be considered as an alternative to net income (loss) or cash flow provided by, or used in, operating activities, or any other performance measure derived in accordance with GAAP as an indicator of our operating performance. These measures may not be comparable to the similarly named measures reported by other companies and have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP.

Please reference our reconciliation of net income (loss), the most directly comparable measure calculated in accordance with GAAP, to EBITDA, Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Diluted EPS,

Free Cash Flow and the calculation of EBITDA Margin and Adjusted EBITDA Margin included in this press release.

Mayville Engineering Company, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share amounts)

	March 31,	December 31,
	2026	2025
ASSETS
Cash and cash equivalents	$2,066	$1,502
Receivables, net of allowances for doubtful accounts of $590 at March 31, 2026 and $577 at December 31, 2025	68,138	57,551
Inventories, net	66,024	59,398
Tooling in progress	5,374	4,746
Prepaid expenses and other current assets	5,684	5,217
Total current assets	147,286	128,414
Property, plant and equipment, net	149,789	149,996
Assets held for sale	3,082	1,402
Goodwill	140,246	140,246
Intangible assets, net	108,150	111,280
Operating lease assets	27,734	30,473
Other long-term assets	1,785	1,829
Total assets	$578,072	$563,640
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$62,816	$52,377
Current portion of operating lease obligation	6,842	6,729
Accrued liabilities:
Salaries, wages, and payroll taxes	5,939	2,753
Bonuses and deferred compensation	2,327	2,170
Other current liabilities	11,822	10,740
Total current liabilities	89,746	74,769
Bank revolving credit notes	212,392	202,525
Operating lease obligation, less current maturities	23,785	25,572
Deferred compensation, less current portion	4,801	5,240
Deferred income tax liability	7,990	11,298
Other long-term liabilities	7,172	3,499
Total liabilities	$345,886	$322,903
Commitments and contingencies
Common shares, no par value, 75,000,000 authorized, 22,602,432 shares issued at March 31, 2026 and 22,505,704 at December 31, 2025	—	—
Additional paid-in-capital	208,401	208,777
Retained earnings	43,801	51,976
Treasury shares at cost, 2,187,334 shares at March 31, 2026 and December 31, 2025	(20,016)	(20,016)
Total shareholders’ equity	232,186	240,737
Total liabilities and shareholders' equity	$578,072	$563,640

Mayville Engineering Company, Inc.

Condensed Consolidated Statements of Net Income (Loss)

(in thousands, except share amounts and per share data)

	Three Months Ended
	March 31,
	2026	2025
Net sales	$144,780	$135,579
Cost of sales	133,819	120,255
Amortization of intangible assets	3,130	1,733
Bonuses and deferred compensation	4,804	3,325
Other selling, general and administrative expenses	9,171	8,689
Impairment of long-lived assets	1,544	—
Income (loss) from operations	(7,688)	1,577
Interest expense	(3,661)	(1,567)
Loss on extinguishment of debt	(134)	—
Income (loss) before taxes	(11,483)	10
Income tax expense (benefit)	(3,308)	(10)
Net income (loss) and comprehensive income (loss)	$(8,175)	$20

Earnings (loss) per share:
Basic	$(0.40)	$0.00
Diluted	$(0.40)	$0.00

Weighted average shares outstanding:
Basic	20,445,112	20,520,696
Diluted	20,445,112	20,750,938

Mayville Engineering Company, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended
	March 31,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(8,175)	$20
Adjustments to reconcile net income (loss) to net cash provided by operating activities:		—
Depreciation	7,820	7,750
Amortization	3,130	1,733
Allowance for doubtful accounts	13	22
Inventory excess and obsolescence reserve	106	(164)
Stock-based compensation expense	795	1,101
Gain on disposal of property, plant and equipment	(4)	(3)
Impairment of long-lived assets	1,544	—
Deferred compensation	(1,024)	275
Loss on extinguishment of debt	134	—
Non-cash lease expense	1,624	1,318
Other non-cash adjustments	300	70
Changes in operating assets and liabilities:
Accounts receivable	(10,601)	(8,167)
Inventories	(6,732)	(914)
Tooling in progress	(628)	329
Prepaids and other current assets	(366)	(186)
Accounts payable	10,185	10,444
Deferred income taxes	(3,308)	(538)
Operating lease obligations	(1,727)	(1,303)
Accrued liabilities	4,158	(3,454)
Net cash provided by (used in) operating activities	(2,756)	8,333
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(4,184)	(2,962)
Proceeds from sale of property, plant and equipment	5	3
Net cash used in investing activities	(4,179)	(2,959)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank revolving credit notes	480,731	282,113
Payments on bank revolving credit notes	(470,863)	(284,359)
Payments of financing costs	(398)	—
Shares withheld for employees' taxes	(1,171)	(1,170)
Purchase of treasury stock	—	(1,747)
Payments on finance leases	(800)	(234)
Net cash provided by (used in) financing activities	7,499	(5,397)
Net increase (decrease) in cash and cash equivalents	564	(23)
Cash and cash equivalents at beginning of period	1,502	206
Cash and cash equivalents at end of period	$2,066	$183

Mayville Engineering Company, Inc.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

(in thousands)

	Three Months Ended
	March 31,
	2026	2025
Net income (loss) and comprehensive income (loss)	$(8,175)	$20
Interest expense	3,661	1,567
Provision (benefit) for income taxes	(3,308)	(10)
Depreciation and amortization	10,950	9,483
EBITDA	3,128	11,060
Stock-based compensation expense	795	1,101
Loss on extinguishment of debt	134	—
Restructuring and impairment	2,416	—
Adjusted EBITDA	$6,473	$12,161
Net sales	$144,780	$135,579
EBITDA Margin	2.2%	8.2%
Adjusted EBITDA Margin	4.5%	9.0%

Mayville Engineering Company, Inc.

Reconciliation of Net Income (Loss) and Diluted EPS to Adjusted Net Income and Diluted EPS

(in thousands, except share amounts and per share data)

	Three Months Ended
	March 31,
	2026		2025
	Earnings	Diluted EPS	Earnings	Diluted EPS
Net income (loss) and comprehensive income (loss)	$(8,175)	$(0.40)	$20	$0.00
Stock-based compensation expense	795	0.04	1,101	0.05
Loss on extinguishment of debt	134	0.01	—	—
Restructuring and impairment	2,416	0.12	—	—
Acquisition related amortization of intangible assets	3,130	0.15	1,733	0.08
Tax effect of above adjustments	(1,431)	(0.07)	(562)	(0.03)
Adjusted net income (loss) and comprehensive income (loss)	$(3,131)	$(0.15)	$2,292	$0.10

Mayville Engineering Company, Inc.

Reconciliation of Free Cash Flow

(in thousands)

	Three Months Ended
	March 31,
	2026	2025
Net cash provided by (used in) operating activities	$(2,756)	$8,333
Less: Capital expenditures	4,184	2,962
Free cash flow	$(6,940)	$5,371